EXHIBIT 11

Drinker Biddle & Reath LLP

One Logan Square

18th and Cherry Streets

Philadelphia, PA 19103

(215) 988-2700 (Phone)

(215) 988-2757 (Facsimile)

www.drinkerbiddle.com

January 22, 2010

Northern Funds

50 South LaSalle Street

Chicago, Illinois 60603

Re:	Reorganization of Mid Cap Growth Fund

Ladies and Gentlemen:

We have acted as counsel for Northern Funds (the “Trust”), a Delaware statutory trust, in connection with the proposed acquisition by the Multi-Manager Mid Cap Fund offered by the Trust (the “Acquiring Fund”) of the assets and liabilities of the Mid Cap Growth Fund offered by the Trust (the “Acquired Fund”) in exchange for shares of the Acquiring Fund. The aforementioned proposed acquisition is referred to herein as the “Reorganization.”

This opinion relates to shares of beneficial interest of the Acquiring Fund (the “Shares”) (par value $0.0001 per Share) to be issued in the Reorganization, and is furnished in connection with the Trust’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”). The Trust is authorized to issue an unlimited number of Shares of the Acquiring Fund.

We have reviewed the Registration Statement and the Trust’s Declaration of Trust, as amended, its by-laws and certain resolutions adopted by its Trustees, and have considered such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the Delaware Statutory Trust Act and the federal law of the United States of America.

On the basis of the foregoing, we are of the opinion that upon the prior satisfaction of the conditions contained in the Plan of Reorganization, a copy of which is set forth in the Registration Statement, the Shares, when issued pursuant to the Plan of Reorganization and in the manner referred to in the Registration Statement, will be validly issued, fully paid and non-assessable by the Trust and that, under Delaware law, the holders of the Shares will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also Trustees of the Trust). Pursuant to Section 2 of Article VIII of the Declaration of Trust, the Trustees have the power to cause shareholders, or shareholders of a particular series or class of Shares, to pay certain custodian, transfer, servicing or similar agent charges by setting off the same against declared but unpaid dividends or by reducing Share ownership (or by both means).

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Drinker Biddle & Reath LLP

DRINKER BIDDLE & REATH LLP